Exhibit 10.38

AMENDMENT TO CEC ENTERTAINMENT, INC.

DEVELOPMENT AGREEMENT

FOR THE STATE OF CALIFORNIA

The CEC Entertainment, Inc. Development Agreement between                                          (“Developer” or “You”) and CEC Entertainment, Inc. (“Franchisor”) dated                              (the “Agreement”) shall be amended by the addition of the following language, which shall be considered an integral part of the Agreement (the “Amendment”):

CALIFORNIA LAW MODIFICATIONS

1. The California Department of Corporations requires that certain provisions contained in franchise documents be amended to be consistent with California law, including the California Franchise Investment Law, CAL. CORPORATIONS CODE Section 31000 et seq., and the California Franchise Relations Act, CAL. BUS. & PROF. CODE Section 20000 et seq. To the extent that the Agreement contains provisions that are inconsistent with the following, such provisions are hereby amended:

a.	California Business and Professions Code Sections 20000 through 20043 provide rights to You concerning termination of the Agreement. The Federal Bankruptcy Code also provides rights to You concerning termination of the Agreement upon certain bankruptcy-related events. To the extent the Agreement contains a provision that is inconsistent with these laws, these laws shall control.

b.	If Developer is required in the Agreement to execute a release of claims, such release shall exclude claims arising under the California Franchise Investment Law and the California Franchise Relations Act.

c.	If the Agreement requires payment of liquidated damages that is inconsistent with California Civil Code Section 1671, the liquidated damage clause may be unenforceable.

d.	If the Agreement contains a covenant not to compete which extends beyond the expiration or termination of the Agreement, the covenant may be unenforceable under California law.

e.	If the Agreement requires litigation, arbitration or mediation to be conducted in a forum other than the State of California, the requirement may be unenforceable under California law.

f.	If the Agreement requires that it be governed by a state’s law, other than the State of California, such requirement may be unenforceable.

2. Each provision of this Amendment shall be effective only to the extent that the jurisdictional requirements of the California law applicable to the provision are met independent of this Amendment. This Amendment shall have no force or effect if such jurisdictional requirements are not met.

3. As to any state law described in this Amendment that declares void or unenforceable any provision contained in the Development Agreement, Franchisor reserves the right to challenge the enforceability of the state law by, among other things, bringing an appropriate legal action or by raising the claim in a legal action or arbitration that you have initiated.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed and delivered this Amendment to the Agreement on                             , 20    .

FRANCHISOR:	DEVELOPER:

CEC Entertainment, Inc.

By:	By:
Name:	Name:
Title:	Title:

Witness:	Witness:

2